Exhibit 10.14

MARATHON OIL CORPORATION
2012 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
with 3 year pro-rata vesting

{insert grant date}

Pursuant to this Award Agreement and the Marathon Oil Corporation 2012 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or an Subsidiary, on {DATE} (the “Grant Date”), [NUMBER] restricted stock units (“Restricted Units”) representing the right to receive shares of Common Stock. The number of Restricted Units awarded is subject to adjustment as provided in Section 13 of the Plan, and the Restricted Units are subject to the following terms and conditions:

1.    Relationship to the Plan. This grant of Restricted Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations, if any, that have been adopted by the Committee. Except as defined in this Award Agreement (including in Sections 9 and 11), capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.    Vesting and Forfeiture of Restricted Units.

(a)    The Restricted Units shall vest in three cumulative annual installments, as follows:

(i) one-third of the Restricted Units shall vest on the first anniversary of the Grant Date;

(ii) an additional one-third of the Restricted Units shall vest on the second anniversary of the Grant Date; and

(iii) all remaining Restricted Units shall vest on the third anniversary of the Grant Date;

provided, however, that the Participant must be in continuous Employment from the Grant Date through the applicable vesting date for each installment in order for the applicable Restricted Units to vest on such date. If the Employment of the Participant is terminated for any reason (including Retirement) other than death, any Restricted Units that have not vested as of the date of such termination of Employment shall be forfeited to the Corporation.

(b)    The Restricted Units shall vest in full, irrespective of the limitations set forth in subsection (a) above, upon:

(i) termination of the Participant's Employment due to death; or

(ii) a Change in Control of the Corporation, provided that as of such Change in Control the Participant had

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been in continuous Employment since the Grant Date.

3.    Dividend Equivalents. During the period of time between the Grant Date and the earlier of the date the Restricted Units vest or are forfeited, the Participant shall be entitled to receive dividend equivalent payments from the Corporation on the Restricted Units.

4.    Issuance of Shares.

(a)    General Rule. During the period of time between the Grant Date and the earlier of the date the Restricted Units vest or are forfeited, the Restricted Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive shares of Common Stock, subject to the terms and conditions applicable to the Restricted Units. Subject to subsection (b) below, upon the vesting of the Participant's right to receive all or a portion of the Restricted Units pursuant to Section 2 of this Award Agreement, a number of shares of Common Stock equal to the number of vested Restricted Units shall be registered in the name of the Participant and, if requested by the Participant, certificates representing such Common Stock shall be delivered to the Participant. Subject to subsection (b) below, such registration shall occur not later than 75 days after the date on which Restricted Units vest.

(b) Compliance with Section 409A of the Code.
(i) Delay of Settlement to Comply with Section 409A. To the extent that immediate settlement of the Restricted Units, which under the terms of this Award Agreement become vested upon a Change in Control, would result in an adverse tax consequence to the Participant under Section 409A of the Code, then the Restricted Units will (subject to subsection (ii) below) be settled upon the earliest to occur of (A) the date on which a change in ownership or change in effective control for purposes of Section 409A of the Code occurs, (B) the date on which the Participant has a Separation from Service or (C) the date on which the restricted stock units would have been settled absent a Change in Control.

(ii)     Six Month Delay for Specified Employees. If the Participant is a “specified employee” as determined by the Company in accordance with its established policy, any settlement of restricted stock unit awards, which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant's Separation from Service (other than as a result of death) and which would otherwise be paid within six months of the Participant's Separation from Service shall be payable on the date that is one day after the earlier of (A) the date that is six months after the Participant's Separation from Service or (B) the date that otherwise complies with the requirements of Section 409A of the Code.

5.    Taxes. Pursuant to Section 10 of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise deliverable to the Participant due to the vesting of Restricted Units pursuant to Section 2 of this Award Agreement, or from other compensation payable to the Participant, at the time of the vesting and delivery of such shares.

6.    Nonassignability. Upon the Participant's death, the Restricted Units shall be transferred to the Participant's estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Restricted Units shall have no effect.

7.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

8.    Nature of the Grant. In signing this Award Agreement, the Participant acknowledges that:

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(a)    the grant of Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Units, or benefits in lieu of Restricted Units even if Restricted Units have been awarded repeatedly in the past; and

(b)    Restricted Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or its Subsidiaries.

9.    Data Privacy. By accepting the Restricted Units subject to the terms of this Award Agreement, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data, including but not limited to items of data described in this document, by and among Marathon Oil Corporation and its Subsidiaries and affiliates, including the Participant's employer, (collectively referred to as “Marathon Oil” in this Section 9) for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands and acknowledges that Marathon Oil holds certain personal information about the Participant, including, but not limited to, the Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marathon Oil, details of all grants or any other entitlement to shares of stock awarded, canceled, forfeited, exercised, vested, unvested or outstanding in the Participant's favor, for the purpose of implementing, administering and managing the Plan (which information is collectively referred to as “Data” for purposes of this Section 9). The Participant understands and agrees that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant's country of citizenship, country of residence or elsewhere, and that the recipient's country may have different data privacy laws and protections than the Participant's country of citizenship or country of residence. The Participant, by acceptance of the Restricted Units subject to the terms of this Award Agreement, authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit the shares following the lapse of applicable restrictions.

10.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant.

11.    Definitions. For purposes of this Award Agreement:

“Change in Control,” unless otherwise defined by the Committee, means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i)    any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below);

(ii)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of

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office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of Directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

(iii)    there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation's assets.

Notwithstanding any other provision to the contrary, in no event shall the transfer of ownership interests in the Corporation in and of itself constitute a Change in Control under this Award Agreement.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.

“Separation from Service,” unless otherwise defined by the Committee, shall have the same meaning as set forth under Code section 409A with respect to the Corporation and each related company or business which is part of the same controlled group under Sections 414(b) or 414(c) of the Code; provided that where specified by the Corporation in accordance with Section 409A of the Code in applying Section 1563(a)(1) - (a)(3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Section 414(c) of the Code, the phrase “at least 50 percent” is used instead of “at least 80 percent.”

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